LICENSING AND ROYALTY AGREEMENT

     THIS LICENSING AGREEMENT dated as of the 13 th day of August, 1997, by and between Jerry R. Lucas and Cheri W. Lucas ("Licensor"), and Lucas Educational Systems, Inc., a Nevada Corporation ("Licensee") is entered into with reference to the following.

     WHEREAS, Licensor owns all right, title and interest now or hereafter existing (including, but not limited to, rights of copyright, trademark, service mark and/or patent) in and to that certain memory training technique and learning system presently entitled The Lucas Learning System(Trademark) (the "Technique"), two television programs incorporating the Technique which are tentatively entitled "Dr. Memory(Trademark)" and "WOW" (the "Programs") and all of the characters, symbols, designs, logos, computer programs, techniques, music, literary material and any other matters, ideas or things, now existing or hereafter created, derived from, connected with and/or based on, directly or indirectly, the Technique or the Programs (the foregoing shall individually and collectively be referred to as "Licensor's Property");

     WHEREAS, Licensor has the exclusive right to grant licenses for the use and exploitation of Licensor's Property; and

     WHEREAS Licensee desires the exclusive right, as applicable, to develop, produce, manufacture, print, market, sell, license, lease, rent, exhibit, broadcast, distribute and otherwise exploit Licensor's Property in the territory identified below (each item of Licensor's Property actually exploited by Licensee hereunder is sometimes hereinafter individually and collectively referred to as the "Exploited Property").

     NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto do hereby agree as follows:

     1. Grant of License

        1.1 Licensor hereby grants, assigns and sets over unto Licensee, and Licensee hereby accepts, the exclusive right, license and privilege (the "Licensee"), as applicable, to develop, produce, manufacture, print, market, sell, license, lease, rent, exhibit, broadcast, distribute and otherwise exploit Licensor's Property throughout the world (the "Territory") for a term commencing upon the date hereof and ending on December 31, 2096 (the "Term") unless sooner terminated pursuant to Section 3.2, below. The License is subject to all the terms and conditions hereof, each of which shall operate as express conditions precedent to the License. Included within the License is the right to exploit those existing products enumerated on Schedule "A" hereto and to develop and exploit those products currently in development and enumerated on Schedule "B" hereto and to exploit those characters and songs enumerated on Schedule "C" hereto. Notwithstanding the foregoing, Licensor reserves to itself and excludes from the License the following which may be used, given, exercised, and/or exploited, as applicable, by Licensor or its assignees or licensees without any charge, lien, encumbrance, limitation or claim of any nature whatsoever in favor of Licensee: personal endorsements by Jerry Lucas personally or as Dr. Memory or by his family; two television programs incorporating the Technique which are tentatively entitled "Dr. Memory " and "WOW" (the "Programs"); any and all electronic reproductions of said television programs including videos, CD Roms and audio cassettes (including all constituent elements thereof); speeches given or seminars taught personally by Jerry Lucas; the right to develop and establish any theme, amusement and/or recreational park(s) based on or related to Licensor's Property; the right to develop and establish preschools, schools and learning centers based on or related to the Licensor's Property; the right to develop, produce and/or exploit motion pictures (including all constituent elements thereof) based on or related to the Licensor's Property; the right to develop, produce and/or exploit a daily syndicated newspaper column tentatively known as Remember This; the right to consult with and/or teach for SER - Jobs for Progress, Inc.

        1.2 The License shall terminate and revert to Licensor, free and clear of any claim, lien, encumbrance or charge in favor of Licensee or any person, firm, corporation, association, partnership, organization or other enterprise organized or operating under the laws of any jurisdiction (individually and collectively "Person") deriving rights through or by means of Licensee, upon expiration or termination of the Term, immediately and without any action or notice by Licensor, Licensee or any Person. Licensee shall not at any time enter into any agreement with any Person for the exercise of any rights involving Licensor's Property after expiration of the Term.

        1.3 Prior to undertaking any exploitation of Licensor's Property pursuant to the License, Licensee shall in each instance give Licensor written notice thereof, which notice shall set forth in sufficient detail all of the material terms of such intended exploitation, and Licensee shall not undertake the particular form of exploitation of Licensor's Property described in said notice unless Licensor gives its approval thereof, in writing. Licensor shall not act unreasonably in withholding such approval. Without limiting the generality of the foregoing, such notice to Licensor shall include, without limitation, (I) whether the form of exploitation in question will be undertaken by Licensee itself or by a third party licensee(s) of Licensee,
(ii) if the latter, the name and a description of such third party licensee(s), and (iii) the material terms of any and all agreements intended to be entered into as part of such exploitation. To eliminate any doubt, Licensee understands and agrees that each and every form of exploitation of Licensor's Property under this Agreement requires Licensor's prior written consent as aforesaid. By way of example, if Licensee desired to enter into a licensing agreement with a toy company for the manufacture and sale of games, puzzles and toys based upon the Dr. Memory or WOW Television Programs, Licensee must first notify Licensor of such intended exploitation, providing Licensor with the name of the toy company involved and all of the material terms and conditions of the agreement to be entered into by Licensee with such toy company, and Licensee shall only proceed with such exploitation of Licensor's Property if Licensor, in writing, gives its approval thereof.

        1.4 All rights in and to Licensor's Property not expressly herein granted to Licensee (including without limitation those reserved rights set forth in subparagraph 1.1 above) are expressly reserved and retained by Licensor and, subject to the terms and conditions hereof, may be freely exercised by Licensor or its assignees or licensees without any charge, lien, encumbrance, limitation or claim of any nature whatsoever in favor of Licensee. Without limiting the generality of the foregoing, all copyrights, trademarks, service marks and/or patents in and to Licensor's property are and shall remain the sole and exclusive property of Licensor. Licensee has no rights to develop and/or produce any television programs incorporating the Technique without the express written approval of Licensor.

        1.5 Licensee acknowledges and agrees that all of Licensor's property is and shall be, as between Licensor and Licensee, the sole and exclusive property of Licensor, whether created by or under the direction of Licensee or its licensees. Subject to the terms and conditions of this Agreement, Licensee acknowledges and agrees that Licensor shall retain the free and unencumbered right, license and privilege to use or authorize others to use, among other things, elements of Licensor's Property in connection with promotional and publicity activities relating to Licensor.

        1.6 Licensee acknowledges that Licensor's Property has extensive goodwill, publicity, recognition and secondary meaning in the public in the Territory. Licensee acknowledges and agrees that any artwork, designs, visual representations, photographs, characters, symbols, techniques, literary material, ideas, logos, music, film or videotape based on or relating to, and any such goodwill, publicity, recognition or secondary meaning, or any additional rights, title or interest of any nature or description whatsoever accruing to Licensor's Property, or any element thereof, created in whole or in part by Licensee or its licensees or resulting from or derived in whole or in part by any actions, statements or endeavors of the parties under this Agreement, shall inure to the sole benefit of Licensor, as owner and employer, shall be deemed transferred, assigned and conveyed to Licensor by Licensee upon creation and thereupon be and become the sole and exclusive property of Licensor, for all purposes hereunder, shall be deemed a part, portion and element of Licensor's Property for all purposes, shall vest immediately and irrevocably in Licensor as owner and employer upon creation and shall be free and unencumbered of any right, claim, title, charge, lien, encumbrance, limitation or claim in favor of Licensee, not expressly set forth in this Agreement.

        1.7 Licensee agrees not to attack, dispute or make any adverse claim with respect to (I) Licensor's title, rights or interest in and to Licensor's Property or any element thereof, or (ii) the validity of the License, and hereby waives, releases and remises any rights or privilege it may have as a member of the general public to use or authorize the use of Licensor's Property, or any element thereof, in any manner not specifically authorized herein. Licensee agrees that nothing contained herein is intended or shall be construed as an assignment or grant to Licensee of any right, title and interest, and Licensee shall not by this Agreement or its performance hereunder acquire any such right, title or interest in Licensor's Property, or any element thereof, except as expressly provided herein.

     2. Exploited Property

        2.1 The following shall apply to each item of Licensor's Property which is exploited by being manufactured or printed and distributed to the public, by sale or otherwise (for purposes of clarification only, examples of such Exploited Property include, but are not limited to, stuffed animals, posters, books, computer programs, games, puzzles, paper goods, and educational seminars or courses and related study materials): Prior to distribution of such particular item of Licensor's Property to the public, Licensee agrees to submit to Licensor free of cost three (3) true and correct samples thereof in the exact form in which it will be distributed to the public, including all packaging and wrapping material and all promotional and display material relating to such item (collectively the "Materials"). Licensee and, if applicable, its licensees shall not commence distribution of the item in question until Licensor or its authorized representative has approved in writing said true and correct samples and the Materials submitted by Licensee, and Licensee and, if applicable its licensees agree to manufacture and distribute such item only in the exact form and only with the Materials for which a written approval of Licensor is in effect. Licensor shall have the right to withdraw and terminate the effect of an approval given pursuant to this subparagraph 2.1 by notice in writing to Licensee and such withdrawal and termination of approval shall be effective on a date sixty (60) days after service of said notice. Without limiting the generality of any other provision of this Agreement and by way of elimination of doubt, in no event shall Licensee or its licensees undertake to authorize any billboard, television, radio or other mass media advertising in connection with any particular item of Licensor's Property without Licensor's prior written consent thereto as provided in this subparagraph 2.1.

        2.2 The following shall apply to each item of Licensor's Property which is exploited by being produced and distributed, broadcast and/or exhibited (for purposes of clarification only, examples of such Exploited Property include, but are not limited to, videos and stage productions):

            2.2.1 Prior to commencement of production, Licensee agrees to submit to Licensor a true and correct copy of the script (or if no script is available, a detailed outline or treatment) of the particular proposed production (the "Work") in the exact form in which it will be produced for distribution, broadcast and/or exhibition, including all then available promotional, display and packaging material relating thereto (collectively the "Production Materials"). Licensee and, if applicable, its licensees shall not commence production of the Work until Licensor or its authorized representative has approved in writing said true and correct script, outline or treatment, and Licensee and, if applicable, its licensees agree to produce the Work substantially in the form for which a written approval by Licensor is in effect. Moreover, Licensee and, if applicable, its licensees shall only utilize Production Materials (including those substantially created) for which a written approval is in effect.

            2.2.2. When applicable, after completion of principal photography but prior to completion of post production, Licensee agrees to have Licensor view a true and correct copy of the Work which may be released and distributed and/or exhibited only after written approval thereof by Licensor is in effect. Without limiting the generality of any other provision of this Agreement and by way of elimination of doubt, in no event shall any video or similar Work be distributed, broadcast and/or exhibited without Licensor having final cut approval and having delivered such approval in writing to Licensee.

        2.3 With respect to each item of Licensor's Property which is exploited in a manner different than that described in subparagraphs 2.1 or
2.2 above (for purposes of clarification only, examples of such Exploited Property include, but are not limited to, the licensing of a character from one of the Programs for use on the packaging of a breakfast cereal, the licensing of the right to use one of such characters in a parade, and the licensing of the right to use one of such characters in the advertising campaign for a product or service), Licensor and Licensee shall mutually agree upon an appropriate approval procedure in each instance which will result in Licensor having rights of approval with respect to such Exploited Property comparable to those rights of approval provided in said subparagraphs.

        2.4 Licensee agrees that all copies, prints, productions or other forms of Licensor's Property distributed to the public, by sale or otherwise, shall be of such high standard and of such style, appearance and quality as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of Licensor's Property and the goodwill pertaining thereto. The manner, policy, style and method of exploitation shall in no manner reflect adversely upon Licensor or in any manner disparage, harm or bring into disrepute any elements of Licensor's Property.

        2.5 Licensee agrees that it and, if applicable, its licensees will indelibly mark and affix in type large enough to be read on each copy of Exploited Property distributed, including all promotional or display material and all packaging or wrapping material relating thereto, all applicable notices of copyright, trademark, service mark, and/or patent as are required by applicable law and/or requested by Licensor, from time to time, to protect any of Licensor's interests in Licensor's Property. As an example of the foregoing, a poster of one of the characters from the Programs would contain the following notice:
            "copyright (year of first publication) Jerry Lucas. Unauthorized duplication is strictly prohibited"

        2.6 Licensee agrees to procure copyright, trademark, service mark and/or patent protection (as applicable) for Licensor's Property and for anything created by Licensee or its licensees in connection with Licensor's Property hereunder, at Licensee's expense but for the benefit of and under the name of Licensor.

        2.7 From time to time during the Term, and on. request of Licensor, Licensee agrees to sell to Licensor, at Licensee's actual unit cost plus twenty-five per cent (25%) of unit cost, samples, prints or copies, as applicable, of the Exploited Property, in reasonable amounts requested by Licensor. Actual unit cost is defined as the actual amount paid by Licensee for manufacture, duplication or printing of items. An example subject to this clause 2.7 is as follows: The unit cost of an item might be $10.00. Licensor would pay $10.00 plus $2.50, which is 25% of actual unit cost, to Licensee for this item. These items may be sold only at seminars or speeches given personally by Jerry R. Lucas. There will be no royalty payments made by Licensee to Licensor on these purchases.

     3. Consideration

        3.1 In consideration for the rights granted Licensee herein, Licensee shall pay to Licensor the following Royalties:

            3.1.1 With respect to Exploited Property sold directly by Licensee to the public (or to wholesalers, distributors, retailers or the like for ultimate sale to the public), or with respect to Exploited Property exploited directly by Licensee via lease, rental, syndication or similar methods, and with respect to Licensor's Property licensed to third party licensees for exploitation, eight percent (8%) of Licensee's Gross Receipts. "Gross Receipts" shall mean the aggregate of all revenues actually received by or credited to Licensee which is derived by Licensee from exploitation of Exploited Property. No Royalties will be paid on Shipping and Handling Receipts.

            3.1.2 No royalties shall be payable with respect to Exploited Property sold but later returned (unless Licensee is nevertheless paid in connection therewith) or with respect to Exploited Property acquired by Licensor pursuant to subparagraphs 2.1 and 2.7 above.

            3.1.3 Licensee shall send to Licensor a complete and detailed royalty statement, together with payment of Royalties due to Licensor hereunder, on or before the 15th day of February for the quarter annual period ending December 31st; the 15th day of May for the quarter annual period ending March 31 st; the 15th day of August for the quarter annual period ending June 30 and the 15th day of November for the quarter annual period ending September
30. Licensee shall add to such royalty statements such additional information and attach -such additional substantiating documentation and schedules as, from time to time, shall be reasonably requested by Licensor. Each royalty statement shall be certified by the president or a vice-president of Licensee as being true, accurate and complete and Licensee shall simultaneously therewith pay to Licensor such sums as indicated in the statement for the period to which the statement refers as may be due and payable to Licensor. All payments hereunder shall be in U.S. dollars. In the event, however, Licensor desires and so notifies Licensee, Licensee shall make any and all of such payments by wire or cable transfer to such bank account or similar institutional banking association as Licensor may designate in writing from time to time.

            3.1.4 Licensee shall be solely responsible for and shall pay all taxes and duties of whatever nature (except for income taxes payable by Licensor in respect of monies Licensor receives under this Agreement) incurred in connection with the sale, exploitation or distribution of the Exploited Property and Licensor shall have no responsibility or liability thereof.

            3.1.5 In the event any royalty payment is not made at the date above stated, in addition to the amount due, a late charge equal to ten (10%) percent per annum of said amount shall be paid to Licensor. Neither the billing nor collection of any late charge will relieve Licensee of its obligation to make timely payments or act as a waiver of any other rights or remedies available to Licensor under this Agreement.

     4. Books and Records

        4.1 Licensee agrees to keep accurate books and records covering all transactions relative to this Agreement. At any time within four (4) years after any statement is rendered to Licensor hereunder, Licensor shall have the right to give Licensee written notice of Licensor's intention to examine Licensee's books and records with respect to such statement. Such examination shall be made during Licensee's usual business hours at the place where such books and records are maintained or, at Licensor's option, at the principal executive offices of Licensee. In addition to any such statements rendered herein, the examination of books and records shall extend to any and all documents which reflect or are likely to reflect:

            4.1.1 The value of production, exploitation, rentals, leases, license and/or sales of any of the Exploited Property.

            4.1.2 Persons to whom the Exploited Property has been or may be sold, rented, syndicated, leased or licensed.

            4.1.3 The name of any Person deriving rights from Licensee with respect to the Exploited Property.

        4.2 In the event that any such examination and inspection shall indicate that Licensee shall have made errors to the detriment of Licensor in excess of five (5%) percent of the Royalties earned by Licensor during the period(s) for which such examination and inspection relates, then Licensee, in addition to the Royalties due Licensor, shall be solely responsible for and shall pay the reasonable costs of such examination.

     5. Licensee's Additional Responsibilities

        5.1 It is the essence of this Agreement that Licensee shall develop, produce, manufacture, print, market, distribute, sell and/or otherwise exploit Licensor's Property in an ethical manner and in accordance with the provisions and the intent of this Agreement, and shall not engage in unfair or anti-competitive business practices. Licensee shall perform its obligations hereunder in accordance with all applicable international, national, federal, state and local laws, treaties and government orders and regulations. Where applicable, Licensee's policy of sale, distribution and marketing shall be of a high standard and such policy shall in no manner reflect adversely upon Licensee or Licensor. Where applicable, Licensee shall manufacture and produce only Exploited Property which is of uniform high quality and which conform strictly to the standards and specifications required by this Agreement.

        5.2 Licensee shall not cause or permit any expenses to be charged to Licensor without Licensor's prior approval in writing in each instance.

        5.3 Licensee shall require each Person deriving rights from Licensee with respect to the Exploited Property to abide by the restrictions set forth in this paragraph 5.

     6. Protection of Licensor's Property

     Licensee shall take all action necessary or desirable to protect Licensor's Property and all rights (including, but not limited to, copyrights, trademarks, service marks and/or patents) associated therewith. Each party hereto shall notify the other in writing of any infringement or imitation of Licensor's Property which comes to such party's attention. Licensee shall take, at Licensee's expense, all steps necessary, including litigation, to prevent infringements of Licensor's Property. All such claims, suits, actions or proceedings shall be undertaken in Licensee's and/or Licensor's name. Licensee shall not enter into any settlement of any such claim, suit, action or proceeding without Licensor's approval, which shall not be unreasonably withheld. All costs of prosecution of any such claim, suit, action or proceeding commenced or prosecuted by Licensee, alone or together with Licensor, shall be borne by Licensee, provided that Licensee shall have the right to deduct such costs from any recovery before sharing such recovery (fifty percent (50%) to each) with Licensor. In the event that Licensor, at its option, undertakes the sole control and prosecution of any such claim, suit, action or proceeding, then Licensor shall be responsible for and shall bear the cost of its own counsel and shall be entitled to the entire recovery therefrom.

     7. Licensor's Warranties

        7.1 Licensor represents and warrants that, to the best of its knowledge, it is the sole owner of all right, title and interest in and to Licensor's Property, and that there is no claim or litigation against Licensor as defendant, existing or threatened, involving the title or ownership of Licensor's Property.

        7.2 Licensor represents and warrants that it has the full right, power and authority to enter into this Agreement and to grant to Licensee the rights herein granted and that Licensee's use of the Licensor's Property and the rights herein granted in accordance with the provisions and conditions of this Agreement will not violate or infringe upon the right of any third party, including but not limited to, copyrights, trademarks, service marks, patents, rights of privacy and rights of publicity.

        7.3 Licensor hereby agrees to indemnify and hold Licensee harmless from and against any claims, liabilities, demands, actions, costs and expenses (including reasonable attorney's fees) asserted against or incurred by Licensee arising in whole or in part out of any breach or alleged breach by Licensor of this Agreement or the representations or warranties made by Licensor hereunder which is reduced to a final nonappealable judgment or a settlement with Licensor's written consent, which consent shall not be unreasonably withheld. Licensee shall give Licensor prompt notice of any such claim, liability, demand, action, cost or expense for which Licensor may incur indemnity liability hereunder, and Licensor shall have the option, at its own cost, to undertake and conduct the defense of any claim made or suit so commenced.

        7.4 Licensee agrees to give Licensor written notice of any claim, demand or action ("Claim") to which the foregoing indemnity applies promptly after obtaining knowledge thereof and shall make available to Licensor all documents and information in possession of Licensee material to such claim. Promptly after receipt of such notice or upon obtaining knowledge of any such Claim, Licensor agrees to assume the defense of the Claim on behalf of itself and Licensee. Licensee shall thereafter have the right to participate in the defense of the Claim through counsel of its choice at its own expense; provided that the final control and disposition of same (by settlement, compromise or otherwise) shall remain with Licensor. If Licensor fails to promptly assume the defense of any Claim, Licensee may do so and Licensor shall promptly reimburse Licensee for all reasonable costs and expenses (including but not limited to attorney's fees) incurred in connection therewith as such are incurred.

     8. Licensee's Warranties

        8.1 Licensee represents and warrants that it has the full right, power and authority to enter into this Agreement.

        8.2 Licensee hereby agrees to indemnify and hold Licensor harmless from and against any claims, liabilities, demands, actions, costs and expenses (including reasonable attorney's fees) asserted against or incurred by Licensor arising in whole or in part out of any breach or alleged breach by Licensee of this Agreement or the representations or warranties made by Licensee hereunder or from any claims arising out of the manufacture, sale, use or possession of any Exploited Property hereunder, which is reduced to a final non-appealable judgment or a settlement with Licensee's written consent, which consent shall not be unreasonably withheld. Licensor shall give Licensee prompt notice of any such claim, liability, demand, action, cost or expense for which Licensee may incur indemnity liability hereunder, and Licensee shall have the option, at its own cost, to undertake and conduct the defense of any claim made or suit so commenced.

        8.3 Licensee agrees to give Licensor written notice of any claim, demand or action ("Claim") to which the foregoing indemnity applies promptly after obtaining knowledge thereof and shall make available to Licensor all documents and information in possession of Licensee material to such claim. Promptly after receipt of such notice or upon obtaining knowledge of any such Claim, Licensee agrees to assume the defense of the Claim on behalf of itself and Licensor. Licensor shall thereafter have the right to participate in the defense of the Claim through counsel of its choice at its own expense; provided that the final control and disposition of same (by settlement, compromise or otherwise) shall remain with Licensee. If Licensee fails to promptly assume the defense of any Claim, Licensor may do so and Licensee shall promptly reimburse Licensor for all reasonable costs and expenses (including but not limited to attorney's fees) incurred in connection therewith as such are incurred.

     9. Restrictions on Assignment

     Any attempt by Licensee to grant or to assign or part with possession or control of the rights granted it under this Agreement shall constitute a material breach of this Agreement and such grant and/or assignment shall be null, void and without effect ab initio.

     1O. Insurance

     Licensee shall obtain and maintain at Licensee's sole cost and expense throughout the Term and for at least three (3) years thereafter liability insurance including, but not limited to, products liability insurance and producers errors and omissions insurance with respect to the Exploited Property naming Licensee as insured and Licensor as additional named insured, which insurance shall provide, among other things, protection against any and all claims, demands and causes of action arising out of defects; failure to perform; defamation; copyright, trademark, service mark and/or patent infringement; and infringement of privacy rights. Licensee shall require each Person deriving rights from Licensee with respect to the Exploited Property to obtain similar insurance with respect to the Exploited Property to which such Person is granted any rights.

     Such insurance shall be written by such insurers in such amounts or limits with such deductibles and in such form as may be reasonably required by Licensor. Such insurance policy shall also include a provision requiring the insurance company to give Licensor prompt written notice, not exceeding thirty
(30) days, of any revision, modification or cancellation thereof. Promptly after securing such policy, Licensee shall furnish Licensor with a certificate of insurance or, at Licensor's request, a copy of the insurance policy.

     Licensee's agreement (and the agreement of Licensee's subcontractors, agents and licensees) to maintain such insurance is not an admission or concession by Licensor that Licensor is in any manner liable to any person with respect to any alleged or actual defects or errors or omissions with respect to the Exploited Property, all such liability being borne by Licensee.

     11. Termination

        11.1 In addition to the rights granted in Paragraph 3.2 above, Licensor shall have the right to immediately terminate this Agreement upon the occurrence of the following:

            11.1.1 If Licensee shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or shall consent to the entering of an order for relief in any involuntary case under such law or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, sequestrator (or similar appointee) of Licensee or any substantial part of Licensee's property or if Licensee shall make any assignment for the benefit of creditors or take any corporate act in furtherance of the foregoing or is not able to pay its debts when they become due or shall call a meeting of its creditors or shall cease the conduct of its business; or

            11.1.2 If a court having jurisdiction over the affairs or property of Licensee shall enter a decree or order for relief in respect of Licensee or any of its property in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or shall appoint a receiver, liquidator, assignee, trustee, sequestrator (or similar appointee) of Licensee or any substantial part of Licensee's property or shall order the winding up or liquidation of Licensee's affairs and such decree or order shall remain unstaid and in effect for a period of thirty (30) consecutive days.

        11.2 Licensor shall have the right, upon written notice to Licensee, to terminate this Agreement if Licensee shall breach any of its material obligations, covenants, representations or warranties as set forth under the terms and conditions of this Agreement, which breach is not cured within thirty (30) days after Licensee's receipt of written notice from Licensor advising Licensee of the occurrence and nature of such breach; provided that if such breach is incurable, the aforesaid "cure period" shall not be applicable thereto.

        11.3 Licensee shall have the right, upon thirty (30) days prior written notice to Licensor, to terminate this Agreement in the event that governmental regulations or other causes arising out of a state or national emergency or war render Licensee's performance under this Agreement materially impaired.

        11.4 Notwithstanding any termination of this Agreement, Licensee shall continue to account to Licensor pursuant to the provisions of this Agreement for all sums which may be due and payable to Licensor.

     12. Return of Materials

     Upon the termination or expiration of this Agreement Licensee and its licensees shall either immediately destroy or turn over to Licensor, as Licensor in each instance shall elect, all materials utilized in the development, production, manufacture and exploitation of the Exploited Property, including without limitation, all artwork, photographs, positives, negatives, master tapes, video tapes, plates and the like and any and all other materials and things relating to, created in connection with, used with or developed for the exploitation of Licensor's Property hereunder which is then in the possession of Licensee and its licensees.

     13. Notices

     Notices by either party to the other shall be given in writing either in person or by certified or registered mail, return receipt requested, postage prepaid. All statements, payments and notices shall be given at the following addresses of Licensor and Licensee unless written notice of change of address is given.

    If to Licensor:                     With a copy to:

    Jerry and/or Cheri Lucas
    P. O. Box 728 Templeton, CA 93465

    If to Licensee:                     With a copy to:

    Lucas Educational Systems, Inc.     Leonard W. Burningham
    P. O. Box 789                       # 205 Hermes Building
    Templeton, CA 93465                 455 East Fifth South
                                        Salt Lake City, Utah 84111

     Notice shall be deemed effective forty-eight (48) hours after posting.

     14. Assignment

     This Agreement and all rights and obligations under this Agreement are personal to the parties hereto and no assignment of this Agreement or the rights and obligations thereunder shall be valid without the prior written consent of the non-assigning party. Notwithstanding the above, Licensor may assign its rights and obligations to any corporation, person or partnership which owns at least fifty percent (50%) of the then outstanding common stock or any partnership for which Licensor is a general partner. In the event of such an assignment, Licensor shall be relieved of all of its obligations hereunder.

     15. Construction

     This Agreement shall be deemed a contract under and shall be construed and enforced in accordance with the laws of the state of California applicable to contracts fully executed and performed therein. Should any dispute occur under or based in any manner upon this Agreement or the actions or statements of the parties undertaken in connection with this Agreement, both parties consent to and will submit to the exclusive jurisdiction of a Federal or State Court in California.

     16. Cumulative Remedies

     All Licensor and Licensee's rights and remedies pursuant to this Agreement shall be cumulative. A party's exercise of its rights under any one provision of this Agreement or its rights at law shall not be deemed an election of remedies. The waiver by either party of any breach of this Agreement shall not be a waiver of any preceding or succeeding breach of the same provision hereof and any waiver by either party shall not be deemed to be a waiver of that party's right to exercise its rights or remedies under any other provisions hereunder or shall effect either party's right to thereafter enforce any provision hereto or to exercise any right or remedy in the event of any other breach, whether or not similar. Neither party shall be deemed to have waived any provision of this Agreement except by an instrument in writing signed by a duly authorized agent of the party to be charged.

     17. Entire Agreement

     This Agreement constitutes the entire understanding between the parties hereto and shall not be modified or amended unless by a document in writing signed by both parties hereto.

     18. Headings

     Introductory headings at the beginning of the paragraphs hereof are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such paragraph.

     19. Representations

     All statements contained in this Agreement, in any certificate, royalty statement, schedule or other instrument delivered by or on behalf of Licensee on the one hand, or Licensor, on the other, pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by Licensee on the one hand, and Licensor, on the other, respectively. All such representations, warranties, agreements and covenants shall survive throughout the Term and any investigation at any time made by or on behalf of Licensee, on the one hand, or Licensor, on the other.

     20. Invalid Provisions

     The invalidity or unenforceability of any particular provision hereto shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

     21 . Gender and Number

     As used herein, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall be deemed to include the other whenever the context so indicates.

     22. Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and taken together shall constitute one and the same instrument.

     23. Time is of the Essence

     Time is of the essence with respect to this Agreement.

     24. No Third Party Beneficiaries

     Nothing in this Agreement, expressed or implied, is intended or shall be construed or confer upon any person, firm, or corporation other than the parties hereto, any right, remedy or claim, legal or equitable, under or by reason of this Agreement or any provision hereof, this Agreement and all of its provisions being intended to be and being for the sole and exclusive benefit of the parties hereto.

     25. Schedules

     Each and every schedule to this Agreement, and certificate, schedule or instrument delivered pursuant to the terms hereof, is incorporated herein in full by this reference and constitutes a part of this Agreement for all purposes.

     26. Cooperation

     Each party hereto agrees to execute such further documents and otherwise do all such acts as necessary or appropriate or requested by the other party in order to fully effectuate and implement the provisions of this Agreement.

     27. No Partnership

     This Agreement does not constitute and shall not be construed to constitute an agency, a partnership or a joint venture between Licensor or Licensee. Licensee shall not have authority to obligate or bind Licensor in any manner whatsoever, subject to the provisions stated herein and only as Licensor may specifically approve in writing prior thereto. Licensor and Licensee shall be deemed independent contractors in all respects.

     28. Approvals

     Any approvals required by Licensor or requested of Licensor pursuant to the terms hereof shall be given by telegram or in writing to Licensee within a reasonable time from date of receipt by Licensor of the materials required for it to determine whether or not approval shall be rendered. In the event no response by Licensor is made within thirty (30) days from receipt of said materials the approval requested by Licensee shall be deemed not given.

     29. Attorney's Fees

     In the event of any controversy, claim or dispute arising out of or related to this Agreement or the breach thereof, or otherwise concerning the terms or performance of this Agreement, the prevailing party in such dispute shall be entitled to receive its reasonable costs and attorney's fees from the other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                Jerry R. Lucas and Cheri W. Lucas

                                By:/s/Jerry R. Lucas
                                ---------------------------------
                                Jerry R. Lucas

                                By:/s/Cheri W. Lucas
                                ---------------------------------
                                Cheri W. Lucas

                                Lucas Educational Systems, Inc.

                                By:/s/William Murray
                                ----------------------------------
                                William Murray
                                Vice President

                         SCHEDULE "A" TO
                 LICENSING AND ROYALTY AGREEMENT

                        Existing Products

1. Bible Memory Made Easy Videos - Videos are finished. All product needed for production is in existence.
2. Dr. Memory's Alphabet Friends - Reading and Writing curriculum
3. Dr. Memory's See and Know Picture Words - Sight word curriculum
4. Ready Set Remember - Teaches States and Capitals and the Presidents
A set of overhead transparencies needs to be produced for schools.
5. Ready Set Remember The Times Tables - Teaches 2 x 2 to 12 x 12
A set of overhead transparencies needs to be produced for schools.
6. Grammar Graphics and Picture Perfect Punctuation - Three volumes finished
7. Dr. Memory's Addition and Subtraction - Curriculum for adding and subtracting
8. Dr. Memory's Spanish - Curriculum that teaches English speaking people 1,600 Spanish vocabulary words
9. Learning How to Learn - The Ultimate Learning and Memory Instruction Book that teaches all of the Lucas Learning System
10. The Jerry Lucas How to Learn Course - Course including videos, audios and workbooks that teaches all of the Lucas Learning System This course needs to be redone to modernize it
11. How to remember Names and Faces - This course needs to be redone to modernize it - It should be in several formats
12. View-A-Verse - A Bible memory course that teaches Bible verses
13. Around the Table - Facts in Acts - A board game that teaches all of the facts in the book of Acts in the Bible
14. His Word - The Book of Mark - A course that teaches the book of Mark from the Bible word for word
15. Proverbs Training in Wisdom - Teaches the memory of chapters from the book of Proverbs from the Bible - Two volumes (chapters) are finished.
16. Ready Set Believe - Book that teaches various facts from the Bible This is the book from which the Bible memory videos will be produced - This book will be renamed and be sold as a supplement to the Bible video course. A set of overhead transparencies needs to be produced for Christian schools.
17. College Preparatory Course - This course prepares students to be able to learn as college students - Even though all of the basics are finished other actual examples are needed from college professors.
18. Remember This - This is a proposed daily newspaper column that will teach readers to learn some basic information every day such as a state and capital or how to spell a difficult word. This column should make our products more in demand. (This right may also be retained by Licensor.)

                               SCHEDULE "B" TO
                       LICENSING AND ROYALTY AGREEMENT

Products in Development or Contemplated

1. Dr. Memory's English Vocabulary - This curriculum will teach Spanish speaking people 1,600 English vocabulary words. This curriculum will be developed when Jerry Lucas teaches 250 teachers in Puerto Rico for Ser - Jobs for Progress, Inc.
2. Other Foreign Vocabulary Curriculas - Perhaps other vocabulary courses to teach other foreign languages to English speaking people may be developed.
3. Dr. Memory's Colors - This will be a children's book to teach colors.
4. Dr. Memory's Numbers - This will be a children's book to teach numbers.
5. Dr. Memory's Letters - This will be a children's book to teach letters.
6. Dr. Memory's Shapes - This will be a children's book to teach shapes.
7. Other Dr. Memory children's books will no doubt be developed.
8. See What I Mean - This will be a children's dictionary that enables children to "see" the meaning of the first English vocabulary words they learn. It will teach other basics as well.
9. Dr. Memory Television Program - Even though this program will not be owned by or produced by the Company, the Company will benefit greatly if it becomes a reality.
10. WOW Television Program - Even though this program will not be owned by or produced by the Company, the Company will benefit greatly if it becomes a reality.
11. Remember This - This is a proposed daily newspaper column that will teach readers to learn some basic information every day such as a state and capital or how to spell a difficult word. Even though this program will not be owned by or produced by the Company, the Company will benefit greatly if it becomes a reality. (This right may also be retained by Licensor.)
12. Proverbs Training in Wisdom - Other volumes will be produced if demand warrants.

                          SCHEDULE "C" TO
                 LICENSING AND ROYALTY AGREEMENT

                      Characters and Songs

                           Characters

Dr. Memory  - BeeLieve - Remembear - Mighty Mouth - Archibald
Al Phabet - Autopaint - Silly Bull - Sourpuss
The Learnin' Blues
Hard, Boring, Tiring, No-Fun, Time Consuming and Yuk
Magic Mouse - Mighty Mouth - Nosey - The Notetaker
The Mystery Word Detective - Call-A-Flower - Lip Trip
The Wow Kids - Professor Practical - Captain Blast - Melody
The Visualizer - Big Tow - The Cartuner- Little Faith - Dr. Chirp
Spot- Male Box- Big Red- Line-O-Matic- Dash-O-Matic
Colossal Color Cleaner - The Learnin' Lab - The Rock Wall - Buzz Stop

                             Songs

Dr. Memory - Professor Practical - Wow - Learning Can be Fun
Alphabet Friends - I'm Special - Food
Pain in the Brain, the Neck and the Heart- Nosey
Seeing a Picture in My Mind - Grin and Bear It - Teach Me Well
Please Don't Steal the Towels